FILED PURSUANT TO RULE NO. 424(b)(3)

PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-44286
(To Prospectus dated March 12, 2002)



                           [HOLDRS EUROPE 2001 LOGO]



                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 11 and 12 of the base prospectus shall be replaced with the following:

                                                                                        Primary U.S.
                                                                              Share        Trading
                           Name of Company                     Ticker        Amounts       Market
                           ---------------                     ------        -------       ------
           AEGON N.V.                                            AEG            5           NYSE
           Alcatel *                                             ALA            3           NYSE
           Amdocs Limited                                        DOX            3           NYSE
           ARM Holdings p.l.c. *                                ARMHY           8          NASDAQ
           ASM International N.V.                               ASMI           13          NASDAQ
           ASML Holding N.V.                                    ASML            7          NASDAQ
           AstraZeneca p.l.c. *                                  AZN            4           NYSE
           Autonomy Corporation p.l.c. *                        AUTN            6          NASDAQ
           Aventis S.A. *                                        AVE            2           NYSE
           AXA *                                                 AXA            6           NYSE
           Bookham Technology p.l.c. *                          BKHM           12          NASDAQ
           BP p.l.c.*                                            BP             4           NYSE
           Business Objects S.A. *                              BOBJ           4.5         NASDAQ
           Cable & Wireless p.l.c. *                             CWP            4           NYSE
           DaimlerChrysler AG                                    DCX            4           NYSE
           Deutsche Telekom AG *                                 DT             5           NYSE
           Diageo p.l.c. *                                       DEO            5           NYSE
           Elan Corporation, p.l.c. *                            ELN            4           NYSE
           Ericsson LM Telephone Company *(1)                   ERICY          16          NASDAQ
           GlaxoSmithKline p.l.c. *                              GSK            6           NYSE
           Infineon Technologies AG *                            IFX            5           NYSE
           ING Groep N.V. *                                      ING            4           NYSE
           IONA Technologies p.l.c. *                           IONA            3          NASDAQ
           Koninklijke Philips Electronics N.V.                  PHG            5           NYSE
           Millicom International Cellular S.A. *               MICC            6          NASDAQ
           Nokia Corp. *                                         NOK            5           NYSE
           Novartis AG *                                         NVS            5           NYSE
           Qiagen N.V.                                          QGENF           6          NASDAQ
           Repsol YPF, S.A. *                                    REP           11           NYSE
           Royal Dutch Petroleum Company                         RD             3           NYSE
           Ryanair Holdings p.l.c. *                            RYAAY           8          NASDAQ
           SAP AG *                                              SAP            4           NYSE
           Scottish Power p.l.c. *                               SPI            7           NYSE
           Serono S.A. *                                         SRA            9           NYSE
           Shire Pharmaceuticals Group p.l.c. *                 SHPGY           4          NASDAQ
           Smartforce p.l.c. *                                  SMTF            6          NASDAQ
           Sonera Group p.l.c. *                                SNRA            9          NASDAQ
           STMicroelectronics N.V.                               STM            4           NYSE

                                                   (continued on following page)

                                                                                        Primary U.S.
                                                                              Share        Trading
                           Name of Company                     Ticker        Amounts       Market
                           ---------------                     ------        -------       ------
           Telefonica S.A. *                                     TEF        3.183624        NYSE
           Terra Networks, S.A. *                               TRLY           15          NASDAQ
           Total Fina ELF S.A. *                                 TOT            3           NYSE
           UBS AG                                                UBS            3           NYSE
           Unilever N.V.                                         UN             3           NYSE
           United Pan-Europe Communications N.V. *              UPCOY          13          NASDAQ
           Vivendi Universal *                                    V             3           NYSE
           Vodafone Airtouch p.l.c. *                            VOD            6           NYSE
           WPP Group p.l.c. *                                   WPPGY           3          NASDAQ

           -------------------------------------
           * The securities of this non-U.S. company trade in the United States as American depository shares. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

           (1) As a result of a rights distribution by Ericsson LM Telephone Company, a component of Europe 2001 HOLDRS, each shareholder of record of an American Depositary Share of Ericsson as of August 13, 2002 received 1 Ericsson right, or 0.16 Ericsson rights per Europe 2001 HOLDR. Holders of a whole Ericsson right were entitled to purchase an American Depositary Share of Ericsson at a price of Swedish Krona 3.80, payable in U.S. dollars. The distributed rights expired on August 27, 2002.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.